Exhibit B
Dated 16 August 2010
SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION
and
DATANG TELECOM TECHNOLOGY & INDUSTRY HOLDINGS CO., LTD.
Subscription Agreement
relating to 1,528,038,461 shares of
Semiconductor Manufacturing International Corporation
Slaughter and May
47th Floor
Jardine House
One Connaught Place
Central, Hong Kong
BKPY/VHCC/SSNW
(HK101720066_20.doc)

THIS AGREEMENT is made on 16 August 2010
BETWEEN:
(1)
Semiconductor Manufacturing International Corporation, a company incorporated in the Cayman Islands whose principal place of business in Hong Kong is at Suite 3003, 30th Floor, No. 9 Queen’s Road Central, Hong Kong (the “Company”); and

(2)
Datang Telecom Technology & Industry Holdings Co., Ltd., a company incorporated under the laws of the People’s Republic of China whose registered office is at No. 40 Xueyuan Road, 100083, Beijing, the People’s Republic of China (the “Subscriber”).

WHEREAS:
(A)
The Company is incorporated with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and has an authorised share capital of US$20,000,000 divided into 50,000,000,000 shares of US$0.0004 each of which 24,270,124,890 Shares have been issued and are fully paid and all of which are listed on the Stock Exchange.

(B)	The Company has entered into the Placing Agreement with the Placing Agents in respect of the Placing.
(C)
Pursuant to the Datang Share Purchase Agreement, if the Company proposes to issue new Shares, the Subscriber has a right of pre-emption to subscribe for a pro rata portion of Shares, being the Pre-emptive Shares, which is equivalent to such number of Shares as will result in its percentage shareholding in the Company not being diluted by such placing. The Company has notified the Subscriber in writing by way of an issue notice specifying the numbers and type of securities to be offered and the Subscription Price of the proposed offer (the “Issue Notice”). Upon receipt of the Issue Notice, the Subscriber has written to the Company to exercise its right of pre-emption to subscribe for the Pre-Emptive Shares.

(D)
The Subscriber and the Company have agreed that the Company shall issue and the Subscriber shall subscribe for the Subscription Shares on and subject to the terms and conditions of this Agreement and on and subject to substantially the same terms as that of the Placing Agreement.

(E)	The Subscription Shares will be issued and allotted under the Special Mandate to be obtained from the Independent Shareholders at the EGM.

NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement (including the recitals of this agreement), terms used and/or defined in the Placing Agreement shall have the same meaning, when used herein unless specifically provided below:
(A)	the following expressions shall have the following meanings:
“Amendment Letter” means the amendment letter executed by the Company and Datang on 8 July 2010;
“Announcement” means the announcement dated on or around the date hereof proposed to be issued by the Company in connection with this Agreement;
“Business Day” means any day (excluding Saturday, Sundays and public holidays in Hong Kong) on which banks generally are open for business in Hong Kong;
“Company’s solicitors” means Slaughter and May, whose office is at 47th Floor, Jardine House, One Connaught Place, Central, Hong Kong
“Conditions” means the conditions set out in Clause 3.1;
“Completion” means completion of the allotment and issue of the Subscription Shares under this Agreement;
“Datang Share Purchase Agreement” means the share purchase agreement dated 6 November 2008 relating to the sale and purchase of an aggregate of 3,699,094,300 shares of the Company;
“Directors” means the director(s) of the Company;
“EGM” means the extraordinary general meeting of the Company proposed to be held to approve, among other things, this Subscription Agreement, the Special Mandate and the Amendment Letter;
“Further Shares” means 1,258,307,617 further new Shares, representing such number of further new Shares which is arrived at by dividing the amount of US$102,000,000 by the Subscription Price and deducting therefrom the number of Pre-emptive Shares, rounded down to the nearest whole number, allotted and issued pursuant to the terms of this Agreement;
“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“Placing” means the placing by the Placing Agents of the Placing Shares on the terms and conditions of the Placing Agreement;
“Placing Agents” means J.P. Morgan Securities (Asia Pacific) Limited and The Royal bank of Scotland N.V., Hong Kong;

“Placing Agreement” means an agreement dated 8 July 2010 entered into between the Company and the Placing Agents in respect of the Placing;
“Placing Shares” means 1,500,000,000 new Shares issued and allotted by the Company under the Placing Agreement;
“PRC” means the People’s Republic of China;
“Pre-emptive Shares” means 269,730,844 new Shares allotted and issued pursuant to the terms of this Agreement;
“SFC” means the Securities and Futures Commission;
“Shares” means the ordinary shares of the Company with a par value of US$0.0004 per share;
“Special Mandate” means the authority granted to the Directors to allot and issue the Subscription Shares under the this Agreement;
“Stock Exchange” means The Stock Exchange of Hong Kong Limited;
“Subscription Price” means HK$0.52 per Share, equivalent to the price at which the Placing Shares are issued;
“Subscription Shares” means the Pre-emptive Shares and the Further Shares; and
“US$” or “USD” means United States dollars, the lawful currency of the United States of America.
(B)	reference to Clauses are to clauses of this Agreement;
(C)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate and unincorporate; and
(D)	in this Agreement, any reference to a document in the “agreed form” is to a form of the relevant document which is in form and substance satisfactory to the parties.
1.2	Headings are for convenience only and shall not affect the construction of this Agreement.
2.	SUBSCRIPTION
2.1
The Subscriber shall as principal subscribe for, and the Company shall issue, the Subscription Shares fully paid at the Subscription Price together with SFC transaction levy and Stock Exchange trading fee (if applicable) and free from all liens, charges, security interests, encumbrances and adverse claims. All payments made to the Company shall be paid in USD. The total consideration for the sale of the Subscription Shares shall be the payment by the Purchaser of the sum of US$102,000,000. Of this sum, approximately US$18,005,140 shall be allocated to the Pre-emptive Shares and the remainder to the Further Shares.

2.2	The Subscription Shares, when fully paid, shall rank pari passu in all respects with the Shares in issue at the date of allotment and issue.

3.	CONDITIONS
3.1	Completion of this Agreement is conditional on:
(A)	the Listing Committee of Stock Exchange granting listing of and permission to deal in all of the Subscription Shares;
(B)
the passing by the independent shareholders of the Company of a resolution to approve the allotment and issue of the Subscription Shares to the Subscriber on the terms and conditions and the other arrangements contemplated by this Agreement and the grant of the Special Mandate in order to comply with the Listing Rules; and

(C)
in relation to Datang, all necessary shareholder, PRC governmental and regulatory approvals and consents being obtained, to the satisfaction of the Company, including (but not limited to) the following:

(i)	approval from the National Development and Reform Commission in relation to the subscription of Shares in the Company;
(ii)	approval from the Ministry of Finance in relation to the increase in shareholding in the Company;
(iii)	approval from the State Administration of Foreign Exchange in relation to Datang’s direct investment in the Company’s Shares as overseas securities.
3.2
The Company undertakes to use reasonable endeavours to procure the fulfilment of the conditions referred to in Clause 3.1(A) and (B) as soon as is reasonably practicable and will inform the Subscriber promptly following the fulfilment of such conditions.

3.3
The Subscriber undertakes to use reasonable endeavours to procure the fulfilment of the conditions referred to in Clause 3.1(C) as soon as is reasonably practicable and will inform the Company promptly following the fulfilment of such condition;

3.4
In the event that the Conditions are not fulfilled within three (3) months after the date of the Placing Agreement (or such later date as may be agreed between the parties and subject to compliance with the Listing Rules, then this Agreement and all rights and obligations hereunder will cease and terminate and none of the parties shall have any claim against the other for costs, damages, compensation or otherwise (save in respect of any antecedent breach hereunder and save for the provisions of Clause 7, 9, 10, 11 and 12).

4.	COMPLETION
4.1
Completion shall take place at the offices of Slaughter and May, 47th Floor, Jardine House, One Connaught Place, Central, Hong Kong at a time to be fixed between the parties and in any event no later than a date falling three (3) months after the date of this Agreement (or such other time or date as the Subscriber and the Company may agree in writing and subject to compliance with the Listing Rules).

4.2	At Completion:
(A)	the Subscriber shall:
(i)
make or procure to make payment (for value on the date of Completion) to the Company of the aggregate amount of the Subscription Price for the Subscription Shares, which shall constitute a complete discharge of the Subscriber’s obligations in respect thereof;

(ii)	deliver to the Company or the Company’s solicitors a certified copy of each of the following:
(1)	approval from the National Development and Reform Commission in relation to the subscription of Shares in the Company;
(2)	approval from the Ministry of Finance in relation to the increase in shareholding in the Company;
(3)	approval from the State Administration of Foreign Exchange in relation to Datang’s direct investment in the Company’s Shares as overseas securities; and
(4)	such other documents as the Company shall reasonably request prior to the date of Completion; and
(B)
the Company shall allot and issue the Subscription Shares to the Subscriber and shall promptly thereafter register the Subscriber as a member in respect of the Subscription Shares, and shall cause to be delivered to the Subscriber (or as it may direct) a definitive certificate of title in respect thereof.

5.	THE PLACING ANNOUNCEMENT
The parties hereby authorise the release for publication of the Announcement immediately following signing of this Agreement subject to compliance with the Listing Rules.
6.	REPRESENTATIONS AND WARRANTIES AND UNDERTAKINGS
6.1	The Company hereby represents and warrants to the Subscriber that:
(A)
subject to the condition set out at clause 3.1(B) above being satisfied, it has full power, authority and capacity to allot and issue the Subscription Shares pursuant to this Agreement under the memorandum of association and articles of association of the Company and the directors of the Company have full power and authority to effect such allotment, all other authorisations, approvals, consents and licences required in order to issue the Subscription Shares and enter into this Agreement by the Company have been obtained and remain in full force and effect; and

(B)	this Agreement constitute legal, valid and binding obligations of the Company enforceable in accordance with its terms.

6.2	The Subscriber hereby:
(A)
represents and warrants to the Company that, subject to the condition set out at clause 3.1 (C) above being satisfied, it has full power, authority and capacity under its constitutional documents and applicable law, and all authorisations, approvals, consents and licenses required by it (if any) have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform its obligations under this Agreement; and

(B)	undertakes to accept the Subscription Shares subject to the memorandum of association and articles of association of the Company.
7.	COSTS AND EXPENSES
Save as otherwise provided herein, each of the parties to this Agreement will bear its own costs and expenses incurred in relation to the preparation of this Agreement and the subscription of, the Subscription Shares.
8.	TIME OF THE ESSENCE
Time will be of the essence in this Agreement.
9.	ANNOUNCEMENTS
Save as otherwise required by the Stock Exchange, none of the parties shall make any public announcement or communication relating to this Agreement or the matters contained herein other than the Announcement in without the prior written approval of the other party to this Agreement.
10.	NOTICES
10.1	All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses:

If to the Subscriber to:

Address:	Datang Telecom Technology & Industry Holdings Limited

No. 40 Xueyuan Road, 100083, Beijing

Facsimile:	+86 10 6230 1140

Attention:	Zheng Jinliang/Chen Shanzhi

If to the Company to:

Address:	Semiconductor Manufacturing International Corporation

No. 18 Zhangjiang Road

Pudong New Area

Shanghai 201203

The People’s Republic of China

Facsimile:	+86 21 3861 0000 (ext 18017)

Attention:	Barry Quan

10.2
Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a day which is not a business day shall be deemed to be received on the next business day.

11.	COUNTERPARTS
11.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.
11.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.
12.	ILLEGALITY, INVALIDITY AND UNENFORCEABILITY
If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.
13.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each of the parties hereto submits to the non-exclusive jurisdiction of the Hong Kong courts in respect thereof.
IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by	)
/s/ Barry Quan	)
/s/ Charles Yip	)
duly authorised for and on behalf of	)
Semiconductor Manufacturing International Corporation	) )
in the presence of	)

SIGNED by	)
/s/ Gao Yonggang	)
duly authorised for and on behalf of	)
Datang Telecom Technology & Industry Holdings Co., Ltd.	) )
in the presence of	)